Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES AND BANKUNITED, N.A. ENTER INTO

INTEREST RATE SWAP AGREEMENT

Edgewood, N.Y. (June 3, 2016) – CPI Aerostructures, Inc. (“CPI Aero”) (NYSE MKT: CVU) announced today that it has entered into an ISDA Master Agreement and Schedule with Citizens Bank N.A., which will result in CPI Aero paying a fixed interest rate of 4.55% on the revolving credit loan under its Amended and Restated Credit Agreement, with the Lenders party thereto and BankUnited, N.A., lead arranger, administrative agent and collateral agent dated as of March 28, 2016 and amended as of March 24, 2016. Further information concerning the interest rate swap agreement can be found in CPI Aero’s Current Report on Form 8-K filed on June 3, 2016.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the MH-53/CH-53 variant helicopters, the F-16 fighter aircraft, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod and the ALMDS mine detecting pod. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended March 31, 2016.

CPI Aero is a registered trademark of CPI Aerostructures, Inc.

Contact
Vincent Palazzolo	Investor Relations Counsel
Chief Financial Officer	Jody Burfening/Sanjay M. Hurry
CPI Aero	(212) 838-3777
(631) 586-5200
www.cpiaero.com

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